Exhibit 4.5

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) dated as of April 19, 2012, is among PACIFIC DRILLING (GIBRALTAR) LIMITED, a Gibraltar company (“PDGL”), PACIFIC DRILLING S.A., a company incorporated under the laws of Luxembourg (“PDSA”), and CITIBANK, N.A. (“Citibank”) .

W I T N E S S E T H

WHEREAS, pursuant to that certain Application for Standby Letter of Credit dated as of November 29, 2011, executed by PDGL on behalf of PACIFIC INTERNATIONAL DRILLING WEST AFRICA LIMITED, a Nigerian corporation (“PIDWAL”), as amended by that certain Amendment to Pledge Agreement and SBLC Application executed by PDGL and accepted and agreed to by Citibank (the “Amendment to Pledge and SBLC Application”) ( together, as amended, modified or supplemented, the “SBLC Application”), Citibank was requested to issue one or more of its irrevocable letters of credit for the benefit of Citibank Nigeria Limited.

WHEREAS, in accordance with the SBLC Application and SBLC Agreement (defined below), Citibank issued that certain Letter of Credit L/C# 63659277 dated as of November 30, 2011 in favor of Citibank Nigeria Limited (as amended, modified or supplemented, the “Letter of Credit”).

WHEREAS, PDGL and Citibank are parties to that certain Pledge Agreement dated as of November 29, 2011, as amended by the Amendment to Pledge and SBLC Application (together, as amended, modified or supplemented, the “Pledge”), pursuant to which PDGL pledged and granted to Citibank a security interest in all of its right, title and interest in, to and under the Collateral (as defined therein) as security for PDGL’s obligations in connection with each Application (as defined therein) and for reimbursement of amounts drawn under any Letters of Credit issued by Citibank.

WHEREAS, in order to induce Citibank to enter into an Agreement for Standby Letter of Credit, dated as of November 29, 2011 (the “SBLC Agreement”) with PDGL, as the applicant therein named, pursuant to which Citibank would issue one or more standby letters of credit to Citibank Nigeria Limited to support the operations in Nigeria of the dynamically-positioned drillship named “Pacific Scirocco” owned by PACIFIC SCIROCCO LTD., a Liberian corporation (“PSL”), PDSA issued a Guaranty dated as of November 29, 2011 in favor of Citibank (as amended, modified or supplemented, the “Guaranty”).

WHEREAS, concurrently with the effectiveness of this Termination Agreement, PSL, PACIFIC DRILLING LIMITED, a Liberian corporation (“PDL”) and PDGL, as U.S. Account Parties and Borrowers, PACIFIC DRILLING S.A., a company incorporated under the laws of Luxembourg (“PDSA”), as Guarantor, the Lenders Party thereto, and Citibank, as issuing bank (the “Issuing Bank”) and Citibank as Administrative Agent and Arranger, will enter into that certain Letter of Credit Facility and Guaranty Agreement (the “ Facility Agreement”), pursuant to which (i) Citibank as Issuing Bank shall issue letters of credit in favor of the TI Bond Issuing Banks and, effective as of the Effective Time, the Letter of Credit will be a “Letter of Credit” issued by Citibank as Issuing Bank under and as defined in the Facility Agreement and (ii) Citibank shall receive security and a guaranty satisfactory to Citibank to secure and guarantee the obligations of the Obligors (as therein defined).

Termination Agreement - PACIFIC SCIROCCO

WHEREAS, PDGL and Citibank wish to terminate the Pledge and PDSA wishes to terminate the Guaranty, all on the terms set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Interpretation. In this Agreement, the following expressions shall have the following meanings:

“Effective Time” means such time and date, as advised by Citibank, as there shall have occurred the “Initial Extension of Credit” under and as defined in, the Facility Agreement, upon the occurrence of which the Letter of Credit will be a “Letter of Credit” issued by Citibank as Issuing Bank under and as defined in the Facility Agreement.

Capitalized terms used, but not defined in this Agreement, shall have the respective meanings assigned to them (whether by reference to another document or otherwise) in the Pledge.

2. Termination. Each of the parties hereto agrees that effective as of the Effective Time, the following agreements (the “Transaction Documents”) will terminate and the parties thereto will have no further rights or obligations thereunder, except for any such rights or obligations that expressly, by their terms, survive such termination:

(a) The Pledge.

(b) The Guaranty.

3. Termination of Security Interest. Effective as of the Effective Time, Citibank hereby discharges and terminates, cancels and re-assigns to each of PDGL and PDSA, as the case may be, its security interest, liens and assignments in, and releases (without further action and without recourse, representation and warranty), whether express or implied, any lien upon all right, title and interest of Citibank in, to and under the Transaction Documents.

4. Release. In addition, effective as of the Effective Time, each of PDGL and PDSA and their respective affiliates and subsidiaries party to the Transaction Documents, hereby release Citibank and each of its affiliates and subsidiaries and their respective officers, directors, employees, shareholders, agents and representatives as well as their respective successors and assigns from any and all claims, obligations, rights, causes of action, and liabilities, of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, which PDGL and PDSA and each of their respective affiliates and subsidiaries party to the Transaction Documents ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, which are based upon, arise under or are related to the Transaction Documents.

5. Further Assurances. Each of the parties hereby agrees that, subject to the terms and conditions of this Agreement, it will from time to time at the reasonable request of the other party hereto promptly do all such things and execute, acknowledge, deliver, file and register all such documents, instruments, agreements, releases, certificates, consents and assurances as such party may reasonably consider necessary or desirable in order to give full effect to this Agreement or to perfect the release intended to be effected by this Agreement.

Termination Agreement - PACIFIC SCIROCCO

6. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

* Signature Pages Follow *

Termination Agreement - PACIFIC SCIROCCO

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Termination Agreement on the date first above written.

PACIFIC DRILLING (GIBRALTAR) LIMITED

By:	/s/ Christian J. Beckett
Name: Christian J. Beckett
Title: Director

PACIFIC DRILLING S. A.

By:	/s/ Christian J. Beckett
Name: Christian J. Beckett
Title: Director

CITIBANK, N.A.

By:	/s/ Robert Malleck
Name: Robert Malleck
Title: Vice President

Termination Agreement - PACIFIC SCIROCCO